Exhibit 21

List of Subsidiaries

Brown Technical Media Corp. (“Brown”)

Brown Book Shop, Inc. (“Brown Book Shop”)

Brown Technical Publishing, Inc. (“Brown Publishing”)

Pink Professionals, LLC (“Pink”)